Filed Pursuant to Rule 433

Registration No. 333-180289

December 19, 2013

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

ETF Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
50/140 Performance Securities

Linked to the PowerShares® S&P 500® Low Volatility Portfolio ETF

}	50/140 Performance Securities linked to the PowerShares® S&P 500® Low Volatility Portfolio ETF
}	The PowerShares® S&P 500® Low Volatility Portfolio ETF tracks the S&P 500® Low Volatility Index, which measures the performance of the 100 least volatile stocks in the S&P 500® Index
}	Maturity of six years
}	1.4x uncapped exposure to any positive return in the reference asset
}	0.5x exposure to any negative return of the reference asset
}	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The 50/140 Performance Securities (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying ETF Underlying Supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-3 of the accompanying prospectus supplement, and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $885 and $925 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.00% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

The securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

50/140 Performance Securities

Linked to the PowerShares® S&P 500® Low Volatility Portfolio ETF

Indicative Terms*

Principal Amount	$1,000 per security
Term	Six years
Reference Asset	PowerShares® S&P 500® Low Volatility Portfolio ETF (Ticker: SPLV)
Upside Participation Rate	140% exposure to any positive Reference Return
Downside Participation Rate	50% (0.5x) exposure to any negative Reference Return
Payment at Maturity per Security

If the Reference Return is greater than or equal to zero:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

If the Reference Return is negative:

$1,000 + ($1,000 × Reference Return x Downside Participation Rate).

For example, if the Reference Return is -30%, you will suffer a 15% loss and receive 85% of the Principal Amount. If the Reference Return is less than zero, you will lose up to 50% of your investment, subject to the credit risk of HSBC.

Reference Return	Final Price – Initial Price Initial Price
Initial Price	See page FWP-4
Final Price	See page FWP-4
Pricing Date	December 19, 2013
Trade Date	December 19, 2013
Original Issue Date	December 24, 2013
Final Valuation Date†	December 19, 2019
Maturity Date†	December 24, 2019
CUSIP/ISIN	40432XQZ7/US40432XQZ77

* As more fully described on page FWP-4.

†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.

The Securities

For investors who believe the Reference Asset will appreciate over the term of the securities, the securities provide an opportunity for enhanced returns. If the price of the Reference Asset decreases, the securities are subject to limited downside exposure to such decline because of the 50% participation in any negative Reference Return, subject to the credit risk of HSBC.

If the Reference Asset appreciates over the term of the securities, you will realize a return equal to 140% of the Reference Asset appreciation. Should the Reference Asset decline, you will lose 0.5% of your investment for every 1% decline in the Reference Asset.

The PowerShares® S&P 500® Low Volatility Portfolio ETF (“SPLV”)

The PowerShares® S&P 500® Low Volatility Portfolio ETF seeks investment results that generally correspond (before fees and expenses) to the price and yield of the S&P 500® Low Volatility Index (the “Underlying Index”). The Underlying Index is designed to serve as a benchmark for low volatility strategies in the U.S. stock market.

The volatilities of all S&P 500® Index constituents are calculated using data for approximately the past year. Constituents are ranked in order of their volatility and the 100 least volatile stocks are included in the index.

Weightings are assigned according to their volatilities, with the least volatile stocks receiving the highest weighting. The Underlying Index is rebalanced in February, May, August and November of each year. Please see FWP-12 for more information about the Reference Asset.

The offering period for the securities is through December 19, 2013

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities reflecting the 140% (1.4x) Upside Participation Rate and the 50% (0.5x) downside exposure.

The securities are designed to, at maturity, provide leveraged upside participation (uncapped) in the Reference Asset, while also reducing exposure to downside risk.

Information about the Reference Asset

The PowerShares® S&P 500® Low Volatility Portfolio ETF

The SPLV seeks investment results that generally correspond (before fees and expenses) to the price and yield of the Underlying Index.

The Underlying Index measures the performance of the 100 least volatile stocks over the previous year in the S&P 500® Index. It is designed to serve as a benchmark for low volatility strategies in the U.S. stock market.

As of the November 2013 rebalancing, the sector weightings in the Underlying Index were as follows: Consumer Discretionary: 2.2%, Consumer Staples: 20.9%, Energy: 3.1%, Financials: 15.1%, Healthcare: 10.6%, Industrials: 12.9%, Information Technology: 2.2%, Materials: 7.1%, Telecommunication Services: 0.9% and Utilities: 23.9%.

Source: Bloomberg Professional® service

Information about the Reference Asset

The SPLV was launched on May 6, 2011. The above graph sets forth the historical performance of the SPLV based on the daily historical closing prices from May 6, 2011 to December 17, 2013, as reported on the Bloomberg Professional® service. For further information on the Reference Asset, please see “The PowerShares® S&P 500® Low Volatility Portfolio ETF” on page FWP-12. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

For more information about the Underlying Index, please refer to the fact sheet: http://www.sec.gov/Archives/edgar/data/83246/000114420413039121/v349832_fwp.htm

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HSBC USA Inc. 50/140 Performance Securities

Linked to the PowerShares® S&P 500® Low Volatility Portfolio ETF

The offering of securities will have the terms described in this free writing prospectus and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If the terms of the securities offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities.

This free writing prospectus relates to an offering of securities linked to the performance of the PowerShares® S&P 500® Low Volatility Portfolio ETF (the “Reference Asset”). The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Asset:	The PowerShares® S&P 500® Low Volatility Portfolio ETF (Ticker: SPLV)
Trade Date:	December 19, 2013
Pricing Date:	December 19, 2013
Original Issue Date:	December 24, 2013
Final Valuation Date:	December 19, 2019. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be December 24, 2019. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Upside Participation Rate:	140% (1.4x)
Downside Participation Rate	50% (0.5x)
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Final Settlement Value:

If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

If the Reference Return is less than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + ($1,000 × Reference Return x Downside Participation Rate).

Under these circumstances, you will lose 0.5% of the Principal Amount of your securities for each percentage point that the Reference Return is below zero. For example, if the Reference Return is -30%, you will suffer a 15% loss and receive 85% of the Principal Amount. If the Reference Return is less than the zero, you will lose up to 50% of your investment, subject to the credit risk of HSBC.

Initial Price:	$32.95
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Official Closing Price:	The closing price of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the price displayed on Bloomberg Professional® service page “SPLV UP <EQUITY>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable, adjusted by the Calculation Agent as described under “Additional Note Terms — Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP/ISIN:	40432XQZ7/US40432XQZ77
The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to an offering of securities linked to the Reference Asset. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the ETF Underlying Supplement dated March 22, 2012. If the terms of the securities offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, page S-3 of the prospectus supplement and page S-2 of the ETF Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The ETF Underlying Supplement at: www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm
}	The prospectus supplement at: www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
}	The prospectus at: www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

If the Reference Return is less than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + ($1,000 × Reference Return × Downside Participation Rate).

Under these circumstances, you will lose 0.5% of the Principal Amount of your securities for each percentage point that the Reference Return is below zero. For example, if the Reference Return is -30%, you will suffer a 15% loss and receive 85% of the Principal Amount. If the Reference Return is less than zero, you will lose up to 50% of your investment, subject to the credit risk of HSBC.

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Interest

The securities will not pay interest.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Issuer

Invesco PowerShares Capital Management LLC, is the reference issuer.

INVESTOR SUITABILITY

The securities may be suitable for you if:	The securities may not be suitable for you if:

}You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the price of the Reference Asset will increase over the term of the securities.

}You are willing to make an investment that is exposed on a 0.5-to-1 basis to declines in the price of the Reference Asset.

}You are willing to forgo dividends or other distributions paid to holders of the stocks comprising the Underlying Index.

}You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}You do not seek current income from your investment.

}You do not seek an investment for which there is an active secondary market.

}You are willing to hold the securities to maturity.

}You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

}You believe the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.

}You are unwilling to make an investment that is exposed on a 0.5-to-1 basis to declines in the price of the Reference Asset.

}You seek an investment that provides full return of principal.

}You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}You prefer to receive the dividends or other distributions paid on the stocks comprising the Underlying Index.

}You seek current income from your investment.

}You seek an investment for which there will be an active secondary market.

}You are unable or unwilling to hold the securities to maturity.

}You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and on page S-2 of the accompanying ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of the stocks comprising the Reference Asset. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement; and
}	“— General Risks Related to Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed on a 0.5-to-1 basis to declines in the price of the Reference Asset. Accordingly, if the Reference Return is less than zero, your Payment at Maturity will be less than the Principal Amount of your securities. You will lose up to 50% of your investment at maturity if the Reference Return is negative, subject to the credit risk of HSBC.

The amount payable on the securities is not linked to the price of the Reference Asset at any time other than on the Final Valuation Date.

The Final Price will be based on the Official Closing Price of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Asset appreciates prior to the Final Valuation Date but then drops on the Final Valuation Date to at or below the Initial Price, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such drop. Although the actual price of the Reference Asset on the Maturity Date or at other times during the term of the securities may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Reference Asset on the Final Valuation Date.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

The Reference Asset and the Underlying Index have limited actual historical information.

The Reference Asset was created in May 2011 and the Underlying Index was created in April 2011.  Because both the Reference Asset and the Underlying Index are of recent origin and limited actual historical performance data exists with respect to them, your investment in the securities may involve a greater risk than investing in securities linked to an ETF with a more established record of performance. Past performance of the Reference Asset and Underlying Index are not indicative of future results.

Owning the securities is not the same as owning the Reference Asset or the stocks comprising the Underlying Index.

The return on your securities may not reflect the return you would realize if you actually owned the Reference Asset or stocks included in the Underlying Index. As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset or the stocks included in the Underlying Index would have.

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A low volatility index may be volatile.

While the Underlying Index has been designed in part to mitigate the effects of volatility, there is no assurance that it will be successful in doing so. It is also possible that the features of the Underlying Index designed to address the effects of volatility will instead adversely affect the return of the Reference Asset and, consequently, the return on the securities.

Changes that affect the Reference Asset or the Underlying Index may affect the price of the Reference Asset and the market value of the securities and the amount you will receive at maturity.

The policies of the reference issuer or S&P Dow Jones Indices LLC (the “Index Sponsor”), the index sponsor of the Underlying Index, concerning additions, deletions and substitutions of the constituents comprising the Reference Asset or the Underlying Index, as applicable, and the manner in which the reference issuer or the Index Sponsor takes account of certain changes affecting those constituents included in the Reference Asset or the Underlying Index may affect the price of the Reference Asset. The policies of the reference issuer or the Index Sponsor with respect to the calculation of the Reference Asset or the Underlying Index, as applicable, could also affect the price of the Reference Asset. The reference issuer or the Index Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset or the Underlying Index, as applicable. Any such actions could affect the price of the Reference Asset and the value of the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately fourteen months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the

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securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the actual Final Price. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not expected to be the actual Initial Price. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +60%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

}	Principal Amount:	$1,000
}	Upside Participation Rate:	140%
}	Downside Participation Rate:	50%
}	Hypothetical Initial Price:	100.00 (the actual Initial Price is $32.95)

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Final Settlement Value	Hypothetical Return on the Securities
160.00	60.00%	$1,840	84.00%
140.00	40.00%	$1,560	56.00%
130.00	30.00%	$1,420	42.00%
120.00	20.00%	$1,280	28.00%
115.00	15.00%	$1,210	21.00%
110.00	10.00%	$1,140	14.00%
105.00	5.00%	$1,070	7.00%
102.00	2.00%	$1,028	2.80%
101.00	1.00%	$1,014	1.40%
100.00	0.00%	$1,000	0.00%
99.00	-1.00%	$995	-0.50%
98.00	-2.00%	$990	-1.00%
95.00	-5.00%	$975	-2.50%
90.00	-10.00%	$950	-5.00%
85.00	-15.00%	$925	-7.50%
80.00	-20.00%	$900	-10.00%
70.00	-30.00%	$850	-15.00%
60.00	-40.00%	$800	-20.00%
40.00	-60.00%	$700	-30.00%
20.00	-80.00%	$600	-40.00%
0.00	-100.00%	$500	-50.00%

FWP-10

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The price of the Reference Asset increases from the Initial Price of 100.00 to a Final Price of 140.00.

Reference Return:	40%
Final Settlement Value:	$1,560

Because the Reference Return is positive, the Final Settlement Value would be $1,560 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)
= $1,000 + ($1,000 × 40% × 140%)
= $1,560

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by the Upside Participation Rate of 140% (1.4x) when such Reference Return is positive.

Example 2: The price of the Reference Asset decreases from the Initial Price of 100.00 to a Final Price of 60.00.

Reference Return:	-40%
Final Settlement Value:	$800

Because the Reference Return is less than zero, the Final Settlement Value would be $800 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Downside Participation Rate)
= $1,000 + ($1,000 × -40% × 50%)
= $800

Example 2 shows that you are exposed on a 0.5-to-1 basis to declines in the price of the Reference Asset. YOU MAY LOSE UP TO 50% (0.5x) OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES, SUBJECT TO THE CREDIT RISK OF HSBC.

FWP-11

The PowerShares® S&P 500® Low Volatility Portfolio ETF (“SPLV”)

Description of the Reference Asset

We have derived all information contained in this free writing prospectus regarding the Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Invesco PowerShares Capital Management LLC (“PowerShares”). The Reference Asset is an investment portfolio maintained and managed by PowerShares. The Reference Asset is an exchange traded fund (“ETF”) that trades on the NYSE Arca under the ticker symbol “SPLV”. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information derived from these public sources.

PowerShares is a registered investment company that consists of numerous separate investment portfolios, including the Reference Asset. Information provided to or filed with the SEC by PowerShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-138490 and 811-21977, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding PowerShares and the Reference Asset, please see the Reference Asset’s prospectus, dated March 1, 2013. You can obtain the level of the Reference Asset at any time from the Bloomberg Financial Markets page “SPLV UP <Equity> <GO>” or from the PowerShares website. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Investment Objective and Strategy

The Reference Asset seeks investment results that generally correspond (before fees and expenses) to the price and yield of the Underlying Index. The Reference Asset generally will invest at least 90% of its total assets in common stocks that comprise the Underlying Index. S&P Dow Jones Indices LLC ("S&P") compiles, maintains and calculates the Underlying Index. Strictly in accordance with its existing guidelines and mandated procedures, S&P selects 100 securities from the S&P 500® Index for inclusion in the Underlying Index that have the lowest realized volatility over the past 12 months as determined by S&P. Volatility is a statistical measurement of the magnitude of up and down asset price fluctuations (increases or decreases in a stock's price) over time. The Reference Asset generally invests in all of the securities comprising the Underlying Index in proportion to their weightings in the Underlying Index.

Industry Concentration Policy

The Reference Asset will concentrate its investments (i.e., invest 25% or more of the value of its total assets) in securities of issuers in any one industry or sector only to the extent that the Underlying Index reflects a concentration in that industry or sector. The Reference Asset will not otherwise concentrate its investments in securities of issuers in any one industry or sector.

Holdings Information

The following table summarizes the Reference Asset’s holdings by sector as of December 17, 2013.

Sector	Percentage of Total Holdings
Utilities	23.96%
Consumer Staples	20.92%
Health Care	10.62%
Financials	15.14%
Industrials	12.86%
Information Technology	3.14%
Telecommunication Services	0.92%
Consumer Discretionary	2.14%
Materials	7.12%
Energy	3.18%

The S&P 500® Low Volatility Index

We have derived all information relating to the Underlying Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the Underlying Index at any time.

S&P Publishes the S&P 500 Low Volatility Index

The Underlying Index has been calculated since April 20, 2011 and measures the performance of the 100 least volatile stocks in the S&P 500® Index. Volatility is defined as the standard deviation of the stock’s daily price returns over the prior 252 trading days. Constituents are weighted relative to the inverse of their corresponding volatility, with the least volatile stocks receiving the highest weights. The Underlying Index is designed to serve as a benchmark for low volatility or low variance strategies in the U.S. stock market and S&P may from time to time, in its sole discretion, add companies to or delete companies from the Underlying Index to achieve these objectives.

FWP-12

Changes in the Underlying Index are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SP5LVI” and on the S&P website. Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

Construction of the Reference Asset

The methodology employs a volatility driven weighting scheme, using the divisor methodology used in all of S&P’s equity indices. There are two steps in the creation of the Underlying Index. The first is the selection of the companies; the second is the weighting of the index constituents.

To be eligible for inclusion into the Underlying Index, stocks must first become constituents in the S&P 500® Index. Relevant criteria employed by S&P for inclusion in the S&P 500® Index include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

Additionally, to be eligible for the Underlying Index, constituents must have traded on all 252 trading days in the 12 months leading up to the rebalancing reference date.

The selection of constituents included in the Underlying Index is done as follows:

1.	Using available price return data for the trailing 252 trading days leading up to each index rebalancing reference date, the volatilities of the constituents within each eligible universe are calculated.

2.	Constituents are, then, ranked in ascending order based on the inverse of the realized volatility. The top 100 securities with the least volatility form the Underlying Index.

At each rebalancing, the weight for each index constituent is set inversely proportional to its volatility. Volatility is defined as the standard deviation of the security’s daily price returns over the prior 252 trading days. The Underlying Index is calculated by means of the divisor methodology used in all S&P’s equity indices. The index value is simply the index market value divided by the index divisor. In order to maintain basket series continuity, S&P also adjusts the divisor at the rebalancing.

Maintenance of the S&P 500 Low Volatility Index

Rebalancing

The Underlying Index is rebalanced after the close on the third Friday of each February, May, August and November using market data as of the last trading day of every January, April, July and October. The constituents’ shares are calculated using closing prices on the second Friday of the rebalancing month as the reference price. Index share amounts are calculated and assigned to each stock to arrive at the weights determined on the reference date. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each stock at the rebalancing will differ from these weights due to market movements.

Corporate Actions

Corporate Action	Adjustment Made to the Underlying Index	Divisor Adjustment?
Spin-off	Spin off companies are not added to the Underlying Index. See below for more information.	See below
Rights Offering	The price is adjusted to the Price of the Parent Company minus (the Price of the Rights Offering/Rights Ratio). Index shares change so that the company’s weight remains the same as its weight before the rights offering.	No
Stock Split	Index shares are multiplied by and the price is divided by the split factor.	No
Share Issuance or Share Repurchase	None. Actual shares outstanding of the company play no role in the daily index calculation.	No
Special Dividends	The price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Delisting, acquisition or any other corporate action resulting in the deletion of the stock from the Underlying Index.	The stock is dropped from the Underlying Index. This will cause the weights of the rest of the stocks in the Underlying Index to change proportionately. Additions are made to the Underlying Index only at the time of the quarterly rebalancing.	Yes

Spin-offs

Spin offs are never added to the Underlying Index and there is no weight change to the parent stock. The Price of the Parent Company is adjusted to the Price of the Parent Company minus (the Price of the Spun-off Company/Share Exchange Ratio). Index shares change so that the company’s weight remains the same as its weight before the spin off. There is no index divisor change.

FWP-13

When the price of the spin-off is not known, the spun-off company is added to the Underlying Index at a zero price. Once the spun-off company trades, the company is dropped from the Underlying Index and the index divisor is adjusted to allow the weight of the spun-off entity to be reinvested into the Underlying Index.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing prices from May 6, 2011 to December 17, 2013, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the Reference Asset should not be taken as an indication of future performance.

The Official Closing Price of the Reference Asset on December 17, 2013 was $32.15.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/6/2011*	6/30/2011*	$25.45	$24.35	$25.03
7/1/2011	9/30/2011	$25.44	$22.18	$23.70
10/3/2011	12/30/2011	$26.06	$23.20	$25.93
1/2/2012	3/30/2012	$26.80	$25.66	$26.80
4/2/2012	6/29/2012	$27.58	$26.15	$27.58
7/2/2012	9/28/2012	$28.34	$27.38	$28.17
10/1/2012	12/31/2012	$28.63	$26.87	$27.68
1/2/2013	3/30/2013	$31.08	$28.19	$31.08
4/1/2013	6/28/2013	$32.51	$30.13	$31.12
7/1/2013	9/30/2013	$32.66	$30.50	$31.20
10/1/2013	12/17/2013**	$33.21	$30.80	$32.15

* The Reference Asset was launched on May 6, 2011. Accordingly, the “Quarterly High” and “Quarterly Low” data indicated do not reflect complete data for the second calendar quarter of 2011, and there is limited performance history for the Reference Asset.

** This free writing prospectus includes, for the fourth calendar quarter of 2013, data for the period from October 1, 2013 through December 17, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

FWP-14

EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.00% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the SPLV (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the security at fair market value and sold them at fair market value on the Maturity Date (if the security was held until the Maturity Date) or on the date of sale or exchange of the security (if the security was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

FWP-15

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security linked to the SPLV will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such security for an amount equal to the “issue price” of the security and, upon the date of sale, exchange or maturity of the security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the securities.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-16

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    50/140 Performance Securities
Linked to the
PowerShares® S&P 500® Low
Volatility Portfolio ETF

December 19, 2013

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-10
The PowerShares® S&P 500® Low Volatility
Portfolio ETF (“SPLV”)	FWP-12
Events of Default and Acceleration	FWP-15
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-15
U.S. Federal Income Tax Considerations	FWP-15

ETF Underlying Supplement
Risk Factors	S-2
Reference Sponsors	S-8
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-8
The POWERSHARES QQQ TRUSTSM, SERIES 1	S-11
The iShares® MSCI Mexico Investable Market Index Fund	S-15
The iShares® MSCI Brazil Index Fund	S-18
The iShares® MSCI Emerging Markets Index Fund	S-21
The iShares® MSCI EAFE Index Fund	S-24
The SPDR S&P 500 ETF Trust	S-26
The Market Vectors Gold Miners ETF	S-30
The iShares® Dow Jones U.S. Real Estate Index Fund	S-33
The iShares® FTSE China 25 Index Fund	S-36
The iShares® S&P Latin America 40 Index Fund	S-39
The Financial Select Sector SPDR® Fund	S-42
The iShares® Dow Jones Transportation Average Index Fund	S-45
The Energy Select SPDR® Fund	S-47
The Health Care Select SPDR® Fund	S-50
Other Components	S-52
Additional Terms of the Notes	S-52

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60